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                                                                 Exhibit 23.1(b)

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Sapient Corporation:

We consent to incorporation by reference in the registration statements No. 333-44998, No. 333-77031, No. 333-53777, No. 333-53769, No. 333-07565, No.
333-07563, No. 333-07561 and No. 333-05155 on Form S-8 and No. 333-45636, No.
333-32180 and No. 333-32168 on Form S-3 of Sapient Corporation, of our report dated April 16, 1999, relating to the consolidated balance sheet (not shown separately therein) of Sapient Corporation and subsidiaries as of December 31, 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 1998 annual report on Form 10-K of Sapient Corporation.




Boston, Massachusetts
March 21, 2001